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                                                                 EXHIBIT (12)(B)

                            FIRST UNION CORPORATION

                          COMPUTATIONS OF CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                      NINE
                                                                     MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
(DOLLARS IN MILLIONS)                                                 1996         1995     1994     1993     1992     1991
EXCLUDING INTEREST ON DEPOSITS:
Pretax income from continuing operations.......................      $ 1,603       2,219    2,088    1,795      977      700
Fixed charges, excluding preferred stock dividends and
  capitalized interest.........................................        1,297       1,281      861      629      592      878
(A.) Earnings..................................................      $ 2,900       3,500    2,949    2,424    1,569    1,578
Interest, excluding interest on deposits.......................      $ 1,243       1,198      747      538      502      804
One-third of rents.............................................           50          68       69       70       68       63
Preferred stock dividends*.....................................           12          41      133       67       75       63
Capitalized interest...........................................            3           3        1       --       --        2
(B.) Fixed charges.............................................      $ 1,308       1,310      950      675      645      932
Consolidated ratios of earnings to fixed charges, excluding
  interest on deposits (A./B.).................................         2.22X       2.67     3.10     3.59     2.43     1.69
INCLUDING INTEREST ON DEPOSITS:
Pretax income from continuing operations.......................      $ 1,603       2,219    2,088    1,795      977      700
Fixed charges, excluding preferred stock dividends and
  capitalized interest.........................................        3,506       4,134    2,908    2,573    3,032    4,145
(C.) Earnings..................................................      $ 5,109       6,353    4,996    4,368    4,009    4,845
Interest, including interest on deposits.......................      $ 3,452       4,052    2,793    2,482    2,942    4,071
One-third of rents.............................................           50          68       69       70       68       63
Preferred stock dividends*.....................................           12          41      133       67       75       63
Capitalized interest...........................................            3           3        1       --       --        2
(D.) Fixed charges.............................................      $ 3,517       4,164    2,996    2,619    3,085    4,199
Consolidated ratios of earnings to fixed charges, including
  interest
  on deposits (C./D.)..........................................         1.45X       1.53     1.67     1.67     1.30     1.15
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     *Includes redemption premium of $41,355,000 in 1994.